LightPath Technologies, Inc. Secures $2,000,000 Line of Credit Facility from Avidbank Corporate Finance

ORLANDO, Fla., Oct. 3, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer and distributor of proprietary optical components and high-level assemblies, announced today that it has secured a $2,000,000 line of credit facility with Avidbank Corporate Finance, a division of Avidbank. The facility will be used as follows: $1,000,000 for working capital flexibility and $1,000,000 for equipment acquisitions.

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"We are very pleased to be working with Avidbank; they quickly understood our business, what we have accomplished and where we want to go," stated Jim Gaynor, President and Chief Executive Officer. "The ability to establish this type of credit facility signals the progress LightPath has made and the sustainability of our growing business. This line of credit facility will provide us flexibility to meet any potential liquidity issues as we grow our business. We are excited to establish this partnership and are looking forward to a long-term relationship with Avidbank."

"I am glad we were able to put this facility in place for LightPath," said Avidbank Corporate Finance Executive Vice President, Mike Hansen. "They have built a quality team with extensive experience and insight into this marketplace. We appreciate the opportunity to contribute to their continued success."

About LightPath Technologies:
LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

About Avidbank
Avidbank Holdings, Inc. (OTCBB: AVBH) is headquartered in Palo Alto, California. Our goal at Avidbank is to advance our clients' success by offering innovative financial solutions and service. Our experienced people provide a unique and individualized banking experience based on mutual effort, ingenuity and trust, creating long-term banking relationships. Avidbank specializes in the following markets: commercial and industrial, corporate finance, technology and asset-based lending, real estate construction, commercial real estate lending and real estate bridge financing. www.avidbank.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LightPath Contacts:
Dorothy M. Cipolla
Chief Financial Officer
dcipolla@lightpath.com
407-382-4003 x305

Investor Relations Contact:
Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866

Avidbank Contact:
Steve Leen
Chief Financial Officer
sleen@avidbank.com
(650) 843-2204